Exhibit 10.1

PACKAGING CORPORATION OF AMERICA

FORM OF RESTRICTED STOCK AWARD AGREEMENT

DECEMBER 2013 AWARDS

RESTRICTED STOCK AWARD AGREEMENT (this “Agreement”) dated as of December 16, 2013, by and between Packaging Corporation of America, a Delaware corporation (the “Company”), and              (the “Executive”).

NOW, THEREFORE, in consideration of the mutual promises contained herein and of other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

1.	AWARD. Upon the date of this Agreement (the “Effective Date”), the Company has awarded the Executive a restricted stock award (the “Award”) under the Company’s Amended and Restated 1999 Long-term Equity Incentive Plan (the “Plan”) (i) for 24,129 shares of the Company’s common stock, which will vest in three equal annual installments of 8,043 shares on each of the first, second and third anniversaries of the date hereof (subject to the Pool Provisions included in the Form of Award (as hereinafter defined), continued employment by Executive with the Company or any of its subsidiaries on each applicable vesting date and as otherwise required under the terms of the Plan), and (ii) with such other terms and conditions as are set forth in a restricted stock award agreement consistent with the Company’s standard form of restricted stock award agreement customarily used for other awards under the Plan (the “Form of Award”), as attached hereto as Exhibit A. The Award is expressly conditioned upon, and contingent upon, Executive’s agreement to the other terms and conditions of this Agreement, including those set forth in Section 2.

2.	COVENANTS OF EXECUTIVE.

(a)	CONFIDENTIALITY. During the course of the Executive’s employment with the Company, the Executive will learn confidential information regarding the Company. The Executive agrees that the Executive shall not, directly or indirectly, use, make available, sell, disclose or otherwise communicate to any person, other than in the course of the Executive’s assigned duties and for the benefit of the Company, either during the period of the Executive’s employment or at any time thereafter, any business and technical information or trade secrets, nonpublic, proprietary or confidential information, knowledge or data relating to the Company or any of its affiliates, or received from third parties subject to a duty on the Company’s and its affiliates’ part to maintain the confidentiality of such information and to use it only for certain limited purposes, in each case which shall have been obtained by the Executive during the Executive’s employment by the Company. The foregoing shall not apply to information that (i) was known to the public prior to its disclosure to the Executive; (ii) becomes generally known to the public subsequent to disclosure to the Executive through no wrongful act of the Executive or any representative of the Executive; or (iii) the Executive is required to disclose by applicable law, regulation or legal process (provided that the Executive provides the Company with prior notice of the contemplated disclosure and cooperates with the Company at its expense in seeking a protective order or other appropriate protection of such information).

(b)

NONCOMPETITION. The Executive acknowledges that the Executive performs services of a unique nature for the Company that are irreplaceable, and that the Executive’s performance of such services to a competing business will result in irreparable harm to the Company. Accordingly, until the second anniversary of the Effective Date (the period between the date hereof and such second anniversary being the “Restricted Period”), the Executive agrees that the Executive will not, directly or indirectly, own, manage, operate, control, be employed by (whether as an employee, consultant, independent contractor or otherwise, and whether or not for compensation) or render services to any person, firm, corporation or other entity, in whatever form, engaged in competition with any material business of the Company or any affiliate or in any other material business in which the Company or any affiliate has taken material steps and has material plans, on or prior to the date or termination, to be engaged in on or after such date, in any locale of any country in which the Company or such affiliate conducts business. Notwithstanding the foregoing, nothing herein shall prohibit the Executive from being a passive owner of not more than one percent (1%) of the equity securities of a publicly traded corporation engaged in a business that is in competition with the Company or any of its affiliates, so long as the Executive has no active participation in the business of such corporation. It is hereby understood that the Restricted Period shall not terminate as a result of a termination of Executive’s employment with the Company or any of its subsidiaries (howsoever such termination occurs).

(c)	NONSOLICITATION; NONINTERFERENCE. During the Restricted Period, the Executive agrees that the Executive shall not, except in the furtherance of the Executive’s duties hereunder, directly or indirectly, individually or on behalf of any other person, firm, corporation or other entity, (i) solicit, aid or induce any customer of the Company or an affiliate to purchase goods or services then sold by the Company or any affiliate from another person, firm, corporation or other entity or assist or aid any other person or entity in identifying or soliciting any such customer, (ii) solicit, aid or induce any employee, representative or agent of the Company or any affiliate to leave such employment or retention or, in the case of employees, to accept employment with or render services to or with any other person, firm, corporation or other entity unaffiliated with the Company or any affiliate, or hire or retain any such employee, or take any action to materially assist or aid any other person, firm, corporation or other entity in identifying, hiring or soliciting any such employee, or (iii) interfere, or aid or induce any other person or entity in interfering, with the relationship between the Company or any affiliate and any of their respective vendors, joint venturers or licensors. An employee, representative or agent shall be deemed covered by this Section 2(c) while so employed or retained and for a period of six (6) months thereafter. Notwithstanding the foregoing, the provisions of this Section 2(c) shall not be violated by general advertising or solicitation not specifically targeted at Company or affiliate-related individuals or entities.

(d)	NONDISPARAGMENT; COOPERATION. The Executive agrees not to make negative comments or otherwise disparage the Company or its officers, directors, employees, shareholders, agents or products other than in the good faith performance of the Executive’s duties to the Company while the Executive is employed by the Company. The Company agrees to direct its executive officers and members of its board of directors not to, while employed by the Company or serving as a director of the Company, as the case may be, make negative comments about the Executive or otherwise disparage the Executive in any manner that is likely to be harmful to the Executive’s business or personal reputation. The foregoing shall not be violated by truthful statements in response to legal process, required governmental testimony or filings, or administrative or arbitral proceedings (including, without limitation, depositions in connection with such proceedings), and the foregoing limitation on the Company’s executive officers and directors shall not be violated by statements that they in good faith believe are necessary or appropriate to make in connection with performing their duties and obligations to the Company. Subject to reimbursement of reasonable expenses, after termination of employment with the Company, Executive shall reasonably cooperate with the Company with respect to any regulatory, litigation or other legal proceedings involving the Company over which Executive had any knowledge of the matters involved in such proceedings.

(e)

REASONABLENESS OF COVENANTS. In signing this Agreement, the Executive gives the Company assurance that the Executive has carefully read and considered all of the terms and conditions of this Agreement, including the restraints imposed under this Section 2. The Executive agrees that these restraints are necessary for the reasonable and proper protection of the Company and its affiliates and their trade secrets and confidential information and that each and every one of the restraints is reasonable in respect to subject matter, length of time and geographic area, and that these restraints, individually or in the aggregate, will not prevent the Executive from obtaining other suitable employment during the period in which the Executive is bound by the restraints. The Executive acknowledges that each of these covenants has a unique, very substantial and immeasurable value to the Company and its affiliates and that the Executive has sufficient assets and skills to provide a livelihood while such covenants remain in force. The Executive further covenants that the Executive will not challenge the reasonableness or enforceability of any of the covenants set forth in this Section 2, other than in response to an attempt by the Company or an affiliate to enforce such covenants against the Executive. It is also agreed that the affiliates will have the right to enforce all of the Executive’s obligations to such affiliates under this Agreement, including without limitation pursuant to this Section 2.

(f)	REFORMATION. If it is determined by a court of competent jurisdiction in any state that any restriction in this Section 2 is excessive in duration or scope or is unreasonable or unenforceable under applicable law, it is the intention of the parties that such restriction may be modified or amended by the court to render it enforceable to the maximum extent permitted by the laws of that state.

(g)	TOLLING. In the event of any violation of the provisions of this Section 2, the Executive acknowledges and agrees that the post-termination restrictions contained in this Section 2 shall be extended by a period of time equal to the period of such violation, it being the intention of the parties hereto that the running of the applicable post-termination restriction period shall be tolled during any period of such violation.

(h)	SURVIVAL OF PROVISIONS. The obligations contained in this Section 2 hereof shall survive the termination of the Executive’s employment (howsoever such termination arises) with the Company and shall be fully enforceable thereafter.

3. EQUITABLE RELIEF AND OTHER REMEDIES. The Executive acknowledges and agrees that the Company’s remedies at law for a breach or threatened breach of any of the provisions of Section 2 hereof would be inadequate and, in recognition of this fact, the Executive agrees that, in the event of such a breach or threatened breach, in addition to any remedies at law, the Company, without posting any bond or other security, shall be entitled to obtain equitable relief in the form of specific performance, a temporary restraining order, a temporary or permanent injunction or any other equitable remedy which may then be available. In the event that a court of competent jurisdiction determines that Executive has breached any of the provisions of Section 2, the Award shall be forfeited.

4. NO ASSIGNMENTS. This Agreement is personal to each of the parties hereto. Except as provided in this Section 4, no party may assign or delegate any rights or obligations hereunder without first obtaining the written consent of the other party hereto. The Company shall assign this Agreement to any successor to all or substantially all of the business and/or assets of the Company, provided that the Company shall require such successor to expressly assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place. As used in this Agreement, “Company” shall mean the Company and any successor to all or substantially all of its business and/or assets, which assumes and agrees to perform the duties and obligations of the Company under this Agreement by operation of law or otherwise.

5. NOTICES. For purposes of this Agreement, notices and all other communications provided for in this Agreement shall be in writing and shall be deemed to have been duly given (a) on the date of delivery, if delivered by hand, (b) on the date of transmission, if delivered by confirmed facsimile or electronic mail, (c) on the first business day following the date of deposit, if delivered by guaranteed overnight delivery service, or (d) on the fourth business day following the date delivered or mailed by United States registered or certified mail, return receipt requested, postage prepaid, addressed as follows:

If to the Executive:

To the address shown in the books and records of the Company.

If to the Company:

Packaging Corporation of America

1955 West Field Court

Lake Forest, Illinois 60045

Attention: General Counsel

or to such other address as either party may have furnished to the other in writing in accordance herewith, except that notices of change of address shall be effective only upon receipt.

6. SECTION HEADINGS; INCONSISTENCY. The section headings used in this Agreement are included solely for convenience and shall not affect, or be used in connection with, the interpretation of this Agreement. In the event of any inconsistency between the terms of this Agreement (including the Exhibits hereto) and any form, award, plan or policy of the Company, the terms of this Agreement shall govern and control.

7. SEVERABILITY. The provisions of this Agreement shall be deemed severable and the invalidity or unenforceability of any provision shall not affect the validity or enforceability of the other provisions hereof.

8. COUNTERPARTS. This Agreement may be executed in several counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same instrument.

9. GOVERNING LAW; DISPUTE RESOLUTION. This Agreement, the rights and obligations of the parties hereto, and any claims or disputes relating thereto, shall be governed by and construed in accordance with the laws of the State of Illinois (without regard to its choice of law provisions). Each of the parties agrees that any dispute between the parties shall be resolved only in the courts of the State of Illinois, County of Lake or the United States District Court for the Northern District of Illinois and the appellate courts having jurisdiction of appeals in such courts. In that context, and without limiting the generality of the foregoing, each of the parties hereto irrevocably and unconditionally (a) submits in any proceeding relating to this Agreement, or for the recognition and enforcement of any judgment in respect thereof (a “Proceeding”), to the exclusive jurisdiction of the courts of the State of Illinois, County of Lake, the court of the United States of America for the Northern District of Illinois, and appellate courts having jurisdiction of appeals from any of the foregoing, and agrees that all claims in respect of any such Proceeding shall be heard and determined in such Illinois State court or, to the extent permitted by law, in such federal court, (b) consents that any such Proceeding may and shall be brought in such courts and waives any objection that the Executive or the Company may now or thereafter have to the venue or jurisdiction of any such Proceeding in any such court or that such Proceeding was brought in an inconvenient court and agrees not to plead or claim the same, (c) WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY PROCEEDING (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT, OR THE PERFORMANCE UNDER, OR THE ENFORCEMENT OF, THIS AGREEMENT, (d) agrees that service of process in any such Proceeding may be effected by mailing a copy of such process by registered or certified mail (or any substantially similar form of mail), postage prepaid, to such party at the Executive’s or the Company’s address as provided in Section 5 hereof, and (e) agrees that nothing in this Agreement shall affect the right to effect service of process in any other manner permitted by the laws of the State of Illinois. Each party shall be responsible for its own legal fees incurred in connection with any dispute hereunder.

10. MISCELLANEOUS. No provision of this Agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing and signed by the Executive and such officer or director as may be designated by the Company’s board of directors. No waiver by either party hereto at any time of any breach by the other party hereto of, or compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time. This Agreement together with all exhibits hereto sets forth the entire agreement of the parties hereto in respect of the subject matter contained herein and supersedes any and all prior agreements or understandings between the Executive and the Company with respect to the subject matter hereof, whether written or oral; except that this Agreement is not intended to supersede or modify the Employee Agreement on Inventions, Improvements, Discoveries, and Proprietary Information and the Employment Relationship between Executive and the Company, which shall remain in full force and effect. No agreements or representations, oral or otherwise, express or implied, with respect to the subject matter hereof have been made by either party which are not expressly set forth in this Agreement.

11. EXECUTIVE REPRESENTATIONS. The Executive represents and warrants to the Company that (a) the Executive has the legal right to enter into this Agreement and to perform all of the obligations on the Executive’s part to be performed hereunder in accordance with its terms, and (b) the Executive is not a party to any agreement or understanding, written or oral, and is not subject to any restriction, which, in either case, could prevent the Executive from entering into this Agreement or performing all of the Executive’s obligations hereunder. The Executive understands that the foregoing representations are a material inducement to the Company entering into this Agreement.

12. FURTHER ASSURANCES. The Company and the Executive shall cooperate with each other and do, or procure the doing of, all acts and things, and execute, or procure the execution of, all documents, as may reasonably be required to give full effect to this Agreement.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first written above.

PACKAGING CORPORATION OF AMERICA

By:
Name:
Title:

EXECUTIVE

EXHIBIT A

FORM OF AWARD

Packaging Corporation of America

Amended and Restated 1999 Long-Term Equity Incentive Plan

Executive Officer Restricted Stock Award Agreement

By this agreement, Packaging Corporation of America grants to you the following restricted shares of the Company’s common stock, $.01 par value, subject to the terms and conditions set forth below, in the attached Plan Prospectus, and in the Amended and Restated 1999 Long-Term Equity Incentive Plan, as may from time to time be amended and/or restated, all of which are an integral part of this Agreement. A copy of the Amended and Restated 1999 Long-Term Equity Incentive Plan may be obtained from the Company upon request.

Executive:

Grant Date: December 16, 2013

Number of Restricted Shares Awarded: 24,129

Fair Market Value at Grant: $62.17

Restriction expires: Restrictions shall expire as to (i) 8,043 shares on the first anniversary of the Grant Date;(ii) 8,043 shares on the second anniversary of the Grant Date; and (iii) 8,043 shares on the third anniversary of the Grant Date.

The shares of restricted stock granted under the Plan will be held in escrow by the Company on the participant’s behalf during any period of restriction and will bear an appropriate legend specifying the applicable restrictions thereon, and, if requested, the participant will be required to execute a blank stock power therefor. During the period of restriction the participant shall have all of the rights of a holder of Common Stock, including but not limited to the rights to receive dividends and to vote, and any stock or other securities received as a distribution with respect to such participant’s restricted stock shall be subject to the same restrictions as then in effect for the restricted stock.

This award is subject to the “Performance-Based Award Pool for Executive Officers” provisions (the “Pool Provisions”) adopted by the Compensation Committee on the Date of Grant. If the number of shares of restricted stock available to be awarded to you under the Pool Provisions (as certified by the Compensation Committee) is less than the number of restricted shares awarded hereby, then the excess number of shares (i.e. the number by which this award exceeds the number certified by the Compensation Committee) will be forfeited at the time of such certification, and only the number certified by the Compensation Committee will be available for vesting. In the event of a forfeiture pursuant to this paragraph, the number of forfeited shares shall be divided by three (the “Annual Forfeit Amount”) and the number of shares of which the restriction expires on each anniversary of the Grant Date will be reduced by the Annual Forfeit Amount.

This award is further subject to the company’s compensation recovery policy in effect from time to time.

Except as otherwise provided by the Board of Directors:

(1)	immediately prior to a Change in Control or at such time as a participant ceases to be a director, officer, or employee of, or to otherwise perform services for, the Company and its Subsidiaries due to death or Disability, during any period of restriction, all restrictions on the shares granted to the participant shall lapse (and, for the avoidance of doubt, if a Change of Control shall occur prior to the time of certification of the number of shares to which you are entitled under the Pool Provisions, then restrictions will lapse as to all shares awarded hereby);

(2)	at such time as a participant ceases to be, or in the event a participant does not become, a director, officer, or employee of, or otherwise perform services for, the Company or its Subsidiaries for any other reason, all shares of restricted stock granted to such participant on which the restrictions have not lapsed shall be immediately forfeited to the Company.

Please indicate your acceptance of this Agreement by signing in the space provided below and returning this page to Halane Young, Executive Director, Total Rewards & HRIS, located in Lake Forest.

Packaging Corporation of America
By:

Accepted and Agreed:
Date

Packaging Corporation of America

2013 Performance-Based Equity Award Pool for Executive Officers

Adopted December 16, 2013

1. Purpose. The Committee intends to grant the Full Value Awards described herein (the “Awards”) to the executive officers of Packaging Corporation of America (the “Company”) named herein (the “Participants”) pursuant to the Company’s Amended and Restated 1999 Long-Term Equity Incentive Plan (the “Plan”) on or around December 16, 2013. The Committee desires to designate such Awards as Performance-Based Compensation and hereby adopts an award pool (the “Award Pool”) of Shares available for such Awards subject to the Performance Criterion and other terms and conditions provided herein. Capitalized terms not otherwise defined herein shall have the meanings given to them in the Plan.

2. Performance Criterion. The Company’s Earnings before Interest, Taxes, Depreciation and Amoritzation (“EBITDA”) shall be established as the Performance Criterion for the Award Pool.

3. Award Pool Shares. The aggregate amount of Shares (the “Award Pool Shares”) available for award to all Participants in the Award Pool shall be the number equal to: (i) 2.0% of the Company’s EBITDA for the period beginning October 1, 2013 and ending September 30, 2014 (the “EBITDA Performance Period”); divided by (ii) the closing price of a Share on the New York Stock Exchange on the date of the Award.

4. Awards. Awards shall be in the form of “Restricted Stock Awards” (pursuant to the Restricted Stock Award Agreement attached hereto as Exhibit A).

5. Participant Percentages and Maximums. The percentage of Award Pool Shares (the “Award Pool Percentage”) and the maximum number of Award Pool Shares (the “Participant Maximum”) available to be awarded to each Participant for each Award, shall be as set forth in the following table

Participant	Percentage of Award Pool Shares	Maximum for Restricted Stock Awards (in shares)

Mark W. Kowlzan	33.34%	24,129

Thomas A. Hassfurther	33.33%	24,129

Richard B. West	33.33%	24,129

6. Certification of Award Pool. The Committee shall certify the number of Award Pool Shares available for each Participant for each Award (the “Certified Share Number”) within 75 days after the end of the EBITDA Performance Period, which shall be calculated by (a) multiplying (i) the Award Pool Percentage for such Participant for such Award by (ii) the aggregate number of Award Pool Shares and (b) if applicable, reducing the number calculated pursuant to subsection (a) to the Participant Maximum for such Award.

7. Award Agreement. If applicable pursuant to the terms of the Award, the Committee will reduce (but not increase) the actual number of Shares available to be awarded to a Participant on vesting of an Award from the Certified Share Number for such Award to the extent necessary to achieve the level of vesting provided in the Award agreements attached hereto.

8. Plan Provisions. The Award Pool and Awards described herein are subject to, and made pursuant to, the terms and conditions of the Plan. If there is any inconsistency between the terms of the Award Pool or any Award agreement and the terms of the Plan, the terms of the Plan shall control unless expressly stated that an exception to the Plan is being made.